Exhibit 99.1

OpGen Reports 2016 Second Quarter Financial Results and Provides Business Update

 Conference call begins at 4:30 p.m. Eastern time today

GAITHERSBURG, Md. (August 9, 2016) – OpGen, Inc. (NASDAQ: OPGN) today reported financial and operational results for the three and six months ended June 30, 2016.  Highlights of the second quarter and recent weeks include:
•	Achieved second quarter revenue of $1.2 million, 215% year over year growth
•	Completed Intermountain Healthcare Retrospective MDRO Health Outcome Study
•	Closed $10.4 million private placement

Total revenue for the second quarter of 2016 was $1.2 million, compared with $0.4 million for the second quarter of 2015, a 215% increase. Product sales and laboratory services increased to $1.1 million, compared with $0.3 million for the second quarter of 2015. The increase was primarily attributable to sales of rapid pathogen ID molecular diagnostic products following the company’s acquisition of AdvanDx in July 2015, as well as Acuitas® MDRO products and services revenue. Gross margin on product sales was 67% for the second quarter of 2016. Total operating expenses for the second quarter of 2016 were $6.2 million, compared with $3.4 million for the second quarter of 2015. The net loss attributable to common stockholders for the second quarter of 2016 was $5.4 million, or $0.37 per share, compared with a net loss attributable to common stockholders for the second quarter of 2015 of $5.4 million, or $0.84 per share. The company had cash and cash equivalents of $8.0 million as of June 30, 2016, compared with $7.8 million as of December 31, 2015.

Total revenue for the six months ended June 30, 2016 was $2.3 million, compared with $0.8 million for the same period of 2015, a 167% increase.  Revenue from product sales and laboratory services increased 277% to $2.1 million from $0.6 million in 2015 primarily as a result of sales of QuickFISH® rapid molecular diagnostic testing products following the company’s acquisition of AdvanDx in July 2015. Total operating expenses for the six months ended June 30, 2016 were $11.8 million, compared with $6.4 million for the six months ended June 30, 2015. Net loss attributable to common stockholders was $9.9 million for the six months ended June 30, 2016, or $0.73 per share, compared with a net loss attributable to common stockholders of $8.2 million for the six months ended June 30, 2015 or $2.35 per share.

“We are pleased with our continued revenue growth for the second quarter with sales of our rapid pathogen ID diagnostic products as the primary contributor,” said Evan Jones, chairman and chief executive officer of OpGen. “These results reflect the shift of our business towards rapid molecular testing to help guide antibiotic decision making. During the quarter we continued our work to build our new genomic analysis and informatics solutions for hospital and network-wide infection prevention and treatment. Achieving a key milestone in the development of our molecularAST technology we completed internal development of our new Resistome test for high resolution analysis of antibiotic resistance markers in clinical isolates. The next phase in this work is to complete the testing of thousands of pathogens to support the build-out of our Acuitas Lighthouse™ data warehouse and associated databases.

At the ECCMID meeting in April we previewed our digital imager for automation of our QuickFISH products and at ASM Microbe we began the commercial launch of Acuitas Lighthouse MDRO management platform, including Lighthouse informatics.  This platform, including our Acuitas MDRO gene tests, played a key role in a pilot study at 16 hospitals in the District of Columbia that was completed during the second quarter, where results supported continued surveillance for Superbug pathogens including carbapenem-resistant enterobacteriaceae,” Mr. Jones added.

Key developments from the second quarter of 2016 and recent weeks included:

•	Completed $10.4 million private financing with Merck Global Health Innovation Fund (Merck GHI) and Sabby Management, LLC as lead investors
•	Completed multi-drug resistant organisms (MDRO) health outcomes study with Intermountain Healthcare
•	Completed testing and reported results on more than 1,000 patient samples from 16 hospitals in the District of Columbia in conjunction with the DCHA (District of Columbia Hospital Association) program to track the threat of potentially lethal multidrug-resistant infections in Washington, D.C.
•	Presented data that support use of the Acuitas Resistome Test in epidemiological studies to aid in routine evaluations for mechanisms of resistance among carbapenem-resistant enterobacteriaceae (CRE) at ASM Microbe 2016
•	Began commercial launch of the Acuitas Lighthouse portal at ASM Microbe 2016
•	Researchers presented two papers at ECCMID describing rapid test results with QuickFISH and its utility in antibiotic stewardship
•	Published analytical validation results for the Acuitas MDRO Gene Test in Clinical Chemistry and obtained Florida State Clinical Laboratory license
•	Appointed Harry J. D’Andrea to the company’s board of directors and as chair of the Audit Committee

Conference Call and Webcast

OpGen management will hold a conference call today beginning at 4:30 p.m. Eastern time to discuss second quarter financial results and other business activities.  The call can be accessed by dialing (888) 883-4599 (domestic) or (484) 653-6821 (international) and providing passcode 54852842.

A live webcast of the conference call can be accessed by visiting the Investor Relations section of the company’s website at http://ir.opgen.com.   A replay of the webcast will be available shortly after the conclusion of the call.

A telephone replay also will be available from 7:30 p.m. E.T. through August 15, 2016 and may be accessed by dialing (855) 859-2056 from within the U.S. or (404) 537-3406 from outside the U.S. All listeners should provide passcode 54852842.

About MDROs

Multidrug-resistant organisms (MDROs) are common bacteria that have developed resistance to multiple classes of antibiotics. They are a leading cause of hospital-acquired infections and are associated with an increase in morbidity and mortality. Each year more than 2 million Americans acquire infections that are resistant to antibiotics and about 23,000 people die from them. The annual cost of treating these infections is estimated to be between $20 billion to $35 billion. Asymptomatic carriers are at a higher risk of an MDRO infection and become reservoirs for transmission to other patients in healthcare systems if not accurately identified early. Since there are many types of antibiotic-resistant organisms, and the way they cause disease is dictated by their genetics, knowing the exact genetic profile of these organisms is a key step to preventing their ability to infect.

About OpGen

OpGen, Inc. is harnessing the power of informatics and genomic analysis to provide complete solutions for patient, hospital and network-wide infection prevention and treatment. Learn more at www.opgen.com and follow OpGen on Twitter and LinkedIn.

Forward-Looking Statements

This press release includes statements relating to the company's Acuitas MDRO, Acuitas Lighthouse and QuickFISH products and services, and commercialization plans for these products and services. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the rate of adoption of our products and services by hospitals and other healthcare providers, the success of our commercialization efforts, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

OpGen
Michael Farmer
Director, Marketing
(240) 813-1284
mfarmer@opgen.com
InvestorRelations@opgen.com

Investor Relations
LHA
Kim Sutton Golodetz
(212) 838-3777
kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

OpGen Media
MacDougall Biomedical Communications
Cammy Duong
(781) 235-3060
cduong@macbiocom.com

(Tables follow)

OpGen, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue
Product sales	$1,028,146	$319,171	$1,975,365	$503,350
Laboratory services	29,674	28,195	159,094	63,436
Collaboration revenue	125,000	27,780	125,000	280,560
Total revenue	1,182,820	375,146	2,259,459	847,346

Operating expenses
Cost of products sold	337,020	48,231	682,987	163,620
Cost of services	161,222	54,794	476,931	150,224
Research and development	2,333,584	999,699	4,287,013	2,108,301
General and administrative	1,777,054	1,420,219	3,315,100	2,079,611
Sales and marketing	1,588,553	905,767	2,987,988	1,929,796
Total operating expenses	6,197,433	3,428,710	11,750,019	6,431,552
Operating loss	(5,014,613)	(3,053,564)	(9,490,560)	(5,584,206)

Other income (expense)
Interest expense	(26,649)	(1,632,974)	(68,383)	(1,729,371)
Foreign currency transaction gains (losses)	(7,766)	-	3,562	-
Change in fair value of derivative financial instruments	-	(679,173)	-	(647,342)
Interest income and other expense	(3,874)	7,127	(3,699)	7,162
Total other income (expense)	(38,289)	(2,305,020)	(68,520)	(2,369,551)
Net loss	(5,052,902)	(5,358,584)	(9,559,080)	(7,953,757)

Preferred stock dividends and beneficial conversion	(332,550)	(72,767)	(332,550)	(244,508)
Net loss attributable to common stockholders	$(5,385,452)	$(5,431,351)	$(9,891,630)	$(8,198,265)

Net loss per common share - basic and diluted	$(0.37)	$(0.84)	$(0.73)	$(2.35)
Weighted average shares outstanding - basic and diluted	14,522,097	6,449,108	13,545,519	3,487,734

Net loss	$(5,052,902)	$(5,358,584)	$(9,559,080)	$(7,953,757)
Other comprehensive income - foreign currency translation	1,498	-	387	-
Comprehensive loss	$(5,051,404)	$(5,358,584)	$(9,558,693)	$(7,953,757)

OpGen, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$8,025,023	$7,814,220
Accounts receivable, net	871,564	678,646
Inventory, net	844,272	826,012
Prepaid expenses and other current assets	561,693	566,239
Total current assets	10,302,552	9,885,117
Property and equipment, net	922,157	1,074,710
Goodwill	600,814	637,528
Intangible assets, net	1,754,906	1,888,814
Other noncurrent assets	270,412	270,327
Total assets	$13,850,841	$13,756,496

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,900,844	$2,285,792
Accrued compensation and benefits	942,636	1,081,270
Accrued liabilities	797,056	920,286
Deferred revenue	105,767	50,925
Short term notes payable	179,567	-
Current maturities of long-term capital lease obligation	232,824	251,800
Total current liabilities	4,158,694	4,590,073

Deferred rent	527,528	352,985
Note payable	995,833	993,750
Long-term capital lease obligation and other noncurrent liabilities	224,278	328,642
Total liabilities	5,906,333	6,265,450

Commitments and contingencies
Stockholders' equity
Common stock, $.01 par value; 200,000,000 shares authorized; 19,353,126 and 12,547,684 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	193,531	125,477
Preferred stock, $0.01 par value; 10,000,000 shares authorized; 2,309,428 issued and outstanding at June 30, 2016 (none at December 31, 2015)	23,094	-
Additional paid-in capital	131,412,003	121,490,994
Accumulated other comprehensive loss	(672)	(1,059)
Accumulated deficit	(123,683,448)	(114,124,366)
Total stockholders’ equity	7,944,508	7,491,046
Total liabilities and stockholders’ equity	$13,850,841	$13,756,496

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